Exhibit 5.1

January 14, 2015

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Fl.

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Sutherland Asset Management Corporation (the “Company”) in connection with the registration statement on Form S-11 (File No. 333-199114) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and in connection with the offer and sale by the Company and the selling stockholders named under the section “Selling Stockholders” in the Registration Statement (the “Selling Stockholders”) of up to 8,064,500 shares of common stock, par value $0.01 per share (the “Common Stock”), plus up to 1,209,675 shares of Common Stock to be sold pursuant to the underwriters’ overallotment option (together, the “Shares”).  The Shares are to be sold in an underwritten initial public offering pursuant to an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and FBR Capital Markets & Co. as representatives of the several underwriters named therein.

The Shares are comprised of: (i)  6,048,375 shares of Common Stock to be issued and sold by the Company, plus up to an additional 907,256 shares pursuant to the underwriters’ overallotment option (together, the “Primary Shares”), (ii) 1,418,423 shares of Common Stock to be sold by the Selling Stockholders, plus up to an additional 212,764 shares pursuant to the underwriters’ overallotment option (together the “Secondary Shares”) and (iii) 597,702 shares of Common Stock issuable to and to be sold by a Selling Stockholder which is currently a holder (the “OP Unit Holder”) of units of limited partnership interest (the “OP Units”) in Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), upon the redemption of such OP Units as provided in the partnership agreement of the Operating Partnership, as amended (the “Partnership Agreement”), plus up to an additional 89,655 shares pursuant to the underwriters’ overallotment option (together, the “OP Unit Shares”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company, the Amended and Restated Bylaws of the Company, the Partnership Agreement, resolutions adopted by the Board of Directors of the Company, and such corporate records and partnership records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that:

1.              The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2.              Following the (i) issuance of the Primary Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Primary Shares specified in the resolutions of the Board of Directors of the Company, the Primary Shares will be validly issued, fully paid, and non-assessable.

3.              The Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

4.              The OP Unit Shares have been duly authorized for issuance, and if, as and when such OP Unit Shares are issued and delivered by the Company to the OP Unit Holder in redemption of such OP Units in accordance with the Partnership Agreement, such OP Unit Shares will be validly issued, fully paid and non-assessable.

The opinions set forth in this letter relate only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP